EXHIBIT 10.1
                                CREDIT AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into as of December 16, 2004, by and between COLUMBIA SPORTSWEAR COMPANY, an Oregon corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

A. Bank and Borrower previously entered into that certain Credit Agreement dated as of July 31, 1997 (as amended from time to time, the "Prior Credit Agreement").

B. Bank and Borrower wish to amend and restate the Prior Credit Agreement in its entirety with this Agreement to evidence the extension or continued extension of credit to Borrower as described below, on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I.                 DEFINITIONS

         1.1               DEFINED TERMS

         All terms defined above shall have the meanings set forth above. Any accounting term used in this Agreement which is not specifically defined herein shall have the meaning customarily given to it under GAAP, and all other terms contained in this Agreement which are not defined herein shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code in effect in the state of Oregon as of the Closing Date to the extent such terms are defined therein. All references to "$" shall mean United States Dollars, unless otherwise indicated. The following terms shall have the meanings set forth below (with all such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "AAA" means the American Arbitration Association.

         "ADVANCE BASIS" means: (a) for the months of January through April, an amount equal to 60% of the sum of: (i) net accounts receivable and inventory minus (without duplication) (ii) accounts payable, notes payable and import trade payables, all as reflected on Borrower's most recent balance sheet delivered to Bank under Section 5.3; and (b) for the months of May through December, an amount equal to 70% of the sum of: (i) net accounts receivable and inventory, minus (without duplication) (ii) accounts payable, notes payable and import trade payables, all as reflected on Borrower's most recent balance sheet delivered to Bank pursuant to Section 5.3.

         "AUTHORIZED REPRESENTATIVE" means a person designated by Borrower on the most current Notice of Authorized Representatives delivered by Borrower to Bank as being authorized to request any borrowing or make any interest rate selection on behalf of Borrower hereunder, or to give Bank any other notice hereunder which is required by the terms hereof to be made through an Authorized Representative.

         "AVAILABLE CREDIT" means, at any time, the amount by which the aggregate of the outstanding principal amount of the Loans at such time is less than (a) $50,000,000 during the

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period of August 15 through November 15 of the calendar year, and (b) $5,000,000 at all other times from the date of this Agreement through the Maturity Date.

         "BANKRUPTCY CODE" means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

         "BASE RATE" means, for any day, an interest rate per annum equal to the rate of interest most recently announced by Bank at its principal office in San Francisco, California, as its prime rate, with any change in the prime rate to be effective as of the day such change is announced by Bank and with the understanding that the prime rate is one of Bank's base rates used to price some loans and may not be the lowest rate at which Bank makes any loan, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate.

         "BASE RATE LOAN" means the outstanding principal amount of any Loan that bears interest with reference to the Base Rate.

         "BASE RATE MARGIN" means the number of basis points determined in accordance with Schedule I.

         "BUSINESS DAY" means (a) for all purposes other than as covered by clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in Portland, Oregon are authorized or required by law to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with an LIBOR interest selection or LIBOR Loan, any day that is a Business Day described in clause (a) above and that also is a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurocurrency market.

         "CAPITAL RATIO" means the ratio determined in accordance with
Schedule I.

         "CAPITALIZED LEASE OBLIGATIONS" means lease obligations of a Person that are or should be capitalized under GAAP.

         "CD LOAN" means the outstanding principal amount of any Loan that bears interest with reference to the CD Rate.

         "CD MARGIN" means the number of basis points determined in accordance with Schedule I.

         "CD RATE" means, for each Fixed Rate Term, the rate per annum (rounded upward if necessary to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:


         CD Rate =       Base CD Rate           + Assessment Rate
                   -----------------------------
                    100% -CD Reserve Percentage

         As used herein, (a) "Base CD Rate" means the rate per annum quoted by Bank as the secondary-market bid rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, at approximately 10:00 A.M. (San Francisco time), or as soon thereafter as practicable on a

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Business Day, for the purchase of certificates of deposit for a term comparable to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term shall apply, (b) "CD Reserve Percentage" means the maximum percentage (expressed as a decimal, rounded upward if necessary to the nearest 1/8 of 1%) determined by Bank (which determination shall be conclusive absent manifest error) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal or emergency reserve requirements) with respect to new nonpersonal time deposits in U.S. dollars having a maturity comparable to the applicable Fixed Rate Term, adjusted by Bank for changes in such reserve percentage during the applicable Fixed Rate Term, and (c) "Assessment Rate" means the rate per annum (rounded upward, if necessary, to the nearest 1/8 of 1%) determined by Bank (which determination shall be conclusive absent manifest error) to be the maximum effective assessment rate per annum payable by Bank to the Federal Deposit Insurance Corporation (or any successor) for such date for insurance on U.S. dollars time deposits.

         "CHANGE OF LAW" means the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by Bank (or any entity controlling Bank) with any guideline or directive (whether or not having the force of law) of any Governmental Authority.

         "CLOSING DATE" means the date of this Agreement.

         "COLUMBIA USA" means Columbia Sportswear USA Corporation, an Oregon corporation.

         "CONTAMINANT" means any pollutant, hazardous substance, toxic substance, hazardous waste or other substance regulated or forming the basis of liability under any Environmental Law.

         "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement entered into by such other Person relating to such Indebtedness or Contingent Obligation will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise), (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement,
(iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such

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obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement or liability described under sub-clauses (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the lesser of (x) the amount payable under such Contingent Obligation (if quantifiable), or (y) the portion of the Indebtedness or Contractual Obligation so guaranteed or otherwise supported.

         "CONTRACTUAL OBLIGATION" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party by which it or any of its property is bound or to which any of its property is subject.

         "DEFAULT" means an Event of Default or an event or condition which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

         "DISCLOSURE SCHEDULE" means Schedule II attached hereto.

         "DISPUTE" means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self help, ancillary or other remedies pursuant to any of the Loan Documents.

         "DOMESTIC SUBSIDIARY" means a Subsidiary that is incorporated or organized under the laws of the United States of America or a state thereof.

         "EBITDA" has the meaning set forth in Section 5.17(c) hereof.

         "EBITDA COVERAGE RATIO" has the meaning set forth in Section 5.17(c) hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

         "ENVIRONMENTAL LAW" means all applicable federal, state and local laws, statutes, ordinances and regulations, and any applicable judicial or administrative interpretation, order, consent decree or judgment, relating to the regulation and protection of the environment. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, Anti-Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. ss. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. ss.1740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.11251 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f et seq.), and their state and local counterparts or equivalents and any applicable transfer of ownership notification or approval statutes.

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         "ENVIRONMENTAL LIABILITIES AND COSTS" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without imitation, any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case which relate to any violation or alleged violation of an Environmental Law or a Permit, or a Release or threatened Release.

         "EVENT OF DEFAULT" has the meaning set forth in Section 7.1 hereof.

         "FOREIGN SUBSIDIARY" is a Subsidiary that is not a Domestic Subsidiary.

         "FEDERAL FUNDS RATE" means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate quoted to Bank on such day by three federal funds brokers of recognized standing selected by Bank).

         "FIXED RATE TERM" means, with respect to a LIBOR Loan, a period of one, two, three or six months, as designated by Borrower and, with respect to a CD Loan, a period of 30, 60, 90 or 180 days, as designated by Borrower; provided however, that no Fixed Rate Term may extend beyond the Maturity Date, and if the last day of a Fixed Rate Term is not a Business Day, such term shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

         "GOVERNMENTAL AUTHORITY" means any domestic or foreign, national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

         "GOVERNMENTAL RULE" means any applicable law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

         "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale

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of such property), (d) all Capitalized Lease Obligations of such Person, (e) all
Contingent Obligations of such Person, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person with a mandatory repurchase or redemption date of less than ten years from the date of issuance thereof, (g) all obligations of such person under Interest Rate Contracts and commodity contracts, (h) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) in the case of Borrower, its Obligations, (j) all liabilities of such Person which would be shown on a balance sheet of such Person prepared in accordance with GAAP, and (k) all liabilities of such Person in connection with the failure to make when due any contribution or payment pursuant to or under any Plan.

         "INVESTMENT" has the meaning set forth in Section 6.4 hereof.

         "INDEMNITEES" has the meaning set forth in Section 8.4 hereof.

         "INTEREST RATE CONTRACTS" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, foreign exchange contracts and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

         "LIBOR" means, for each Fixed Rate Term, the rate per annum (rounded upward if necessary to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

         LIBOR =                    Base LIBOR
                           ------------------------------
                           100% -LIBOR Reserve Percentage

as used herein, (a) "Base LIBOR" means the average of the rates per annum at which U.S. dollar deposits are offered to Bank in the London interbank Eurocurrency market on the second Business Day prior to the commencement of a Fixed Rate Term at or about 11:00 A.M. (London time), for delivery on the first day of such Fixed Rate Term, for a term comparable to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term shall apply, and (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for changes in such reserve percentage during the applicable Fixed Rate Term.

         "LIBOR LOAN" means the outstanding principal amount of any Loan that bears interest with reference to LIBOR.

         "LIBOR MARGIN" means the number of basis points determined in accordance with Schedule I.

         "LIEN" means any (a) mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, priority or other security agreement or (b) preferential arrangement of any kind or nature whatsoever that has the same practical effect as a security interest, including, without limitation, any conditional sale or other title retention agreement or the interest of a lessor under a Capitalized Lease Obligation

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or any other lease.

         "LOAN" has the meaning set forth in Section 2.1(a) hereof.

         "LOAN DOCUMENTS" means this Agreement and all notes, guarantees, security agreements, subordination agreements, and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         "MATERIAL ADVERSE EFFECT" means (a) a materially adverse effect on the condition (financial or otherwise), business, performance, prospects, operations or properties of Borrower and its Subsidiaries on a consolidated basis, (b) material impairment of the ability of Borrower to perform the Obligations, or
(c) material impairment of the rights and remedies of Bank under the Loan Documents other than as a result of an act or omission by Bank.

         "MATERIAL SUBSIDIARY" has the meaning set forth in Section 7.1(h) hereof.

         "MATURITY DATE" means July 1, 2006.

         "NOTE" means a promissory note executed by Borrower in favor of Bank evidencing the Loans, substantially in the form attached as Exhibit A hereto.

         "NOTICE OF AUTHORIZED REPRESENTATIVES" has the meaning set forth in
Section 2.7 hereof.

         "NOTICE OF BORROWING" has the meaning set forth in Section 2.1(d) hereof.

         "OBLIGATIONS" means all of Borrower's obligations under the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

         "PERMIT" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Governmental Rule.

         "PERMITTED LIENS" means (a) Liens arising by operation of law for taxes, fees, assessments or governmental charges not yet delinquent or that remain payable without penalty or which are being contested in good faith by appropriate proceedings and with adequate reserves in accordance with GAAP and being maintained by Borrower, (b) statutory or common law Liens of mechanics, materialmen, shippers, warehousemen, carriers, landlords and other similar persons for services or materials arising in the ordinary course of business for which payment is not yet delinquent or which remain payable without penalty or are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (d) Liens existing on the date of this Agreement and disclosed on the Disclosure Schedule and any related payment and performance obligations in respect of the Indebtedness secured thereby, and (e) Liens in favor of Bank and/or any of its affiliates.

         "PERSON" means an individual, partnership, corporation (including, without limitation, a

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business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

         "PLAN" means an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "RELEASE" means, as to any Person, any unpermitted spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a contaminant into the environment.

         "REMEDIAL ACTION" means all actions required to clean up, remove, prevent or minimize a Release or threat of Release or to perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "REPORTABLE EVENT" has the meaning as defined in Title IV of ERISA.

         "STOCK" means shares of capital stock, beneficial or partnership interests, membership interests in a limited liability company, participations or other equivalents (regardless of how designated) of or in a corporation or other business entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

         "STOCK EQUIVALENTS" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

         "SUBSIDIARY" means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by Borrower, by Borrower and one or more of its other Subsidiaries, or by one or more of Borrower's other Subsidiaries.

         "TANGIBLE NET WORTH" means stockholders' equity plus subordinated debt less any intangible assets (net of amortization) and any treasury stock.

         "TRANCHE" means a collective reference to LIBOR Loans or CD Loans, and the then-current Fixed Rate Term with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans or CD Loans shall have originally been made on the same day).

         "UNUSED COMMITMENT FEE" has the meaning set forth in Section 2.1(e) hereof.

         1.2               HEADINGS

         Headings in the Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

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ARTICLE II.                THE CREDITS

         2.1               REVOLVING LOANS

         (a) On the terms and subject to the conditions contained in this Agreement, Bank agrees to make loans (each a "Loan," and collectively, "Loans") to Borrower from time to time until the Maturity Date in an aggregate amount not to exceed at any time outstanding (i) $50,000,000 during the period of August 15 through November 14 of the calendar year, and (ii) $5,000,000 at all other times from the date of this Agreement through the Maturity Date. Borrower may, from time to time, borrow, partially or wholly repay the outstanding Loans, and reborrow, subject to all the limitations, terms and conditions contained herein.

         (b) If at any time the Available Credit is negative, Borrower, without demand or notice, shall immediately repay that portion of the Loans necessary to cause the Available Credit to be no less than zero. Borrower shall repay the outstanding principal balance of the Loans, together with all accrued and unpaid interest and related fees, on the earlier of the Maturity Date or the due date determined pursuant to Section 7.2.

         (c) The Loans shall be evidenced by a Note payable to the order of Bank.

         (d) Borrower, through one of the Authorized Representatives, shall request each advance under Section 2.1(a) by giving Bank irrevocable written notice or telephonic notice (confirmed promptly in writing), in the form of Exhibit B attached hereto (each, a "Notice of Borrowing"), which specifies, among other things:

                  (i) the principal amount of the requested advance;

                  (ii) the proposed date of borrowing, which shall be a Business Day;

                  (iii) whether such advance is to be a Base Rate Loan, a LIBOR Loan or a CD Loan; and

                  (iv) if such advance is to be a LIBOR Loan or CD Loan, the length of the Fixed Rate Term applicable thereto.

          Each such Notice of Borrowing must be received by Bank not later than
(i) 10:00 a.m. (San Francisco time) on the date of borrowing if a Base Rate Loan, or (ii) at least 3 Business Days prior to the date of borrowing if a LIBOR Loan or a CD Loan. In addition to advances requested by Borrower, advances of Loans may be made automatically pursuant to certain cash management arrangements made by Borrower with Bank and each such advance shall be a Base Rate Loan.

         (e) Borrower shall pay to Bank a fee equal to 0.075% per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily Available Credit ("Unused Commitment Fee"). The Unused Commitment Fee shall be calculated on a quarterly basis by Bank and shall be due and payable by


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Borrower in arrears within 15 days after each billing is sent by Bank.

         2.2               INTEREST

         (a) The outstanding principal balance of each Loan which is a Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the aggregate of the Base Rate in effect from time to time plus the applicable Base Rate Margin. The outstanding principal balance of each Loan which is a LIBOR Loan shall bear interest at a fixed rate per annum determined by Bank to be equal to the aggregate of LIBOR in effect on the first day of the applicable Fixed Rate Term plus the applicable LIBOR Margin in effect on the first day of the applicable Fixed Rate Term. The outstanding principal balance of each CD Loan shall bear interest at a fixed rate per annum determined by Bank to be equal to the aggregate of the CD Rate in effect on the first day of the applicable Fixed Rate Term plus the applicable CD Margin in effect on the first day of the applicable Fixed Rate Term. The foregoing notwithstanding, the rate of interest applicable at all times during the continuation of an Event of Default shall be the applicable rate set forth above plus an additional 200 basis points. All fees, expenses and other amounts not paid when due shall bear interest (from the date due until paid) at a fluctuating rate per annum equal to the Base Rate in effect from time to time plus 200 basis points.

         (b) All interest and per annum fees shall be computed on the basis of a 360- day year for the actual days elapsed. Interest on Base Rate Loans shall be payable monthly in arrears, on the first day of each month. Interest on LIBOR Loans shall be paid on the last day of each Fixed Rate Term and at the end of the third month with respect to each Fixed Rate Term in excess of three months. Interest on CD Loans shall be paid by Borrowers on the last day of each Fixed Rate Term and at the end of the 90th day with respect to each Fixed Rate Term in excess of 90 days.

         2.3               INTEREST OPTIONS

         (a) Subject to the requirement that each LIBOR Loan or CD Loan be in a minimum amount of $500,000 and in integral multiples of $100,000, and the limitation in Section 2.3(b) regarding the number of Tranches outstanding at any time, except as otherwise provided herein, at any time when an Event of Default is not continuing, Borrower may (i) convert all or any portion of a Base Rate Loan to a LIBOR Loan or CD Loan of a Fixed Rate Term designated by Borrower, or (ii) convert all or a portion of a LIBOR Loan or CD Loan at the end of the Fixed Rate Term to a LIBOR Loan or CD Loan for a new Fixed Rate Term. Borrower may convert all or a portion of a LIBOR Loan or CD Loan at the end of the Fixed Rate Term applicable thereto to a Base Rate Loan at any time. If Borrower has not made the required interest rate conversion or continuation election prior to the last day of any Fixed Rate Term, Borrower shall be deemed to have elected to convert such LIBOR Loan or CD Loan to a Base Rate Loan.

         (b) There shall not be more than 12 Tranches outstanding at any time.

         (c) Borrower, through one of the Authorized Representatives, shall request each interest rate conversion or continuation by giving Bank a Notice of Borrowing, which specifies, among other things:

                  (i) the Loan to which such Notice of Borrowing applies;

                  (ii) the principal amount that is the subject of such conversion;

                  (iii) the proposed date of such conversion or continuation, which shall be a

Business Day; and

                  (iv) if such Notice pertains to a LIBOR or CD Rate selection, the length of the applicable Fixed Rate Term.

         Any such Notice of Borrowing must be received by Bank not later than
(i) 10:00 a.m. (San Francisco time) on the effective date of any Base Rate interest selection, and (ii) at least 3 Business Days prior to the effective date of any LIBOR or CD Rate selection.

         2.4               OTHER PAYMENT TERMS

         (a) Borrower shall pay Bank all outstanding principal, accrued interest and other charges with respect to the Loans on the Maturity Date.

         (b) Bank may, and Borrower hereby authorizes Bank to, debit any deposit account of Borrower with Bank for all payments of principal, interest and fees as they become due, provided that Bank shall first debit account no. 4159601087 of Borrower with Bank before debiting any other account.

         (c) Borrower shall make all payments due to Bank by payment to Bank at Bank's office as designated in Section 8.2, in lawful money of the United States and in same day or immediately available funds, not later than 12:00 noon (Portland time) on the date due.

         (d) Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

         (e) All payments under the Loan Documents (including prepayments) shall be applied first to unpaid fees, costs and expenses then due and payable under the Loan Documents, second to accrued interest then due and payable under the Loan Documents, third to all principal then due and payable under the Loan Documents and fourth to reduce the outstanding principal of the Loans. If an Event of Default has occurred and is continuing, Bank shall apply all payments as determined by it in its discretion.

         2.5               CHANGE OF CIRCUMSTANCES

         (a) Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any Governmental Authority and related in any manner to LIBOR or the CD Rate, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage or the CD Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any Governmental Authority or resulting from compliance by Bank with any directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR or the CD Rate to the extent they are not included in the calculation of LIBOR or the CD Rate, as applicable. In determining which of the foregoing are attributable to any LIBOR option or CD Rate option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

         (b) If Bank shall have determined that any Change of Law regarding capital adequacy has or shall have the effect of reducing the rate of return on the capital of Bank (or any entity controlling Bank) as a consequence of Bank's obligations' hereunder to a level below that which Bank or such entity would have achieved but for such Change of Law (taking into consideration Bank's or such entity's policies with respect to capital adequacy), by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank or such entity such additional amounts as shall compensate Bank or such entity for such reduction. Any such request by Bank under this Section shall set forth the basis of the calculation of such additional amounts and shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

         2.6               FUNDING LOSS INDEMNIFICATION

         If Borrower shall (a) repay or prepay any portion of a LIBOR Loan or CD Loan on any day other than the last day of the Fixed Rate Term therefor (whether an optional prepayment, a mandatory prepayment, a payment upon acceleration or otherwise), (b) fail to borrow the full amount of a LIBOR Loan or CD Loan set forth in any Notice of Borrowing which has been delivered to Bank (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to convert or continue at the LIBOR or CD Rate interest based option any portion of a Loan in accordance with a Notice of Borrowing delivered to Bank (whether as a result of the failure to satisfy any applicable conditions or otherwise), Borrower shall, upon demand by Bank, reimburse Bank and hold Bank harmless for all costs and losses incurred by Bank as a result of such repayment, prepayment or failure. Borrower understands that such costs and losses may include, without limitation, losses incurred by Bank as a result of funding and other contracts entered into by Bank to fund any LIBOR Loan or CD Loan. Bank shall deliver to Borrower a certificate setting forth the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower as to the amount of such loss for all purposes. The agreements in this Section shall survive the termination of this Agreement.

         2.7               AUTHORIZED REPRESENTATIVES

         On the Closing Date, and from time to time subsequent thereto at Borrower's option, Borrower shall deliver to Bank a written notice in the form of Exhibit C, attached hereto, which designates by name each Authorized Representative and includes each of their respective specimen signatures (each, a "Notice of Authorized Representatives"). Bank shall be entitled to rely conclusively on the authority of each officer or employee designated as an Authorized Representative in the most current Notice of Authorized Representatives delivered by Borrower to Bank, to request borrowings and select interest rate options hereunder, and to give to Bank such other notices as are specified in this Agreement as being made through one of Borrower's Authorized Representatives, until such time as Borrower has delivered to Bank, and Bank has actual receipt of, a new written Notice of Authorized Representatives. Bank shall have no duty or obligation to Borrower to verify the authenticity of any signature appearing on any Notice of Borrowing or any other written notice from an Authorized Representative or to verify the authenticity of any person purporting to be an Authorized Representative giving any telephonic notice permitted hereby.

ARTICLE III.      REPRESENTATION AND WARRANTIES

         Borrower makes the following representations and warranties to Bank, subject to the exceptions set forth on the Disclosure Schedule, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment in cash and satisfaction and discharge of all Obligations:


         3.1               LEGAL STATUS

         Borrower and each Subsidiary are duly organized and existing under the laws of the jurisdiction of their incorporation or formation except, with respect to any Subsidiary (other than Columbia USA), as could not reasonably be expected to have a Material Adverse Effect, and each is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a Material Adverse Effect.

         3.2               OWNERSHIP; SUBSIDIARIES

         (a) All of Borrower's outstanding capital stock has been validly issued and is fully paid and nonassessable. On the date hereof (i) no authorized but unissued shares, no treasury shares and no other outstanding shares of its capital stock are subject to any option, warrant, right of conversion or purchase or any similar right granted by Borrower, and (ii) it is not a party to any agreement or understanding with respect to the voting, sale or transfer of any shares of its capital stock.

         (b) As of the Closing Date, Borrower has no Subsidiaries except as set forth on Schedule 3.2(b) attached hereto and does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

         3.3               AUTHORIZATION AND VALIDITY

         The Loan Documents have been duly authorized and the performance by Borrower of the Obligations constitutes a proper corporate purpose under applicable law. The Loan Documents, upon their execution and delivery in accordance with the provisions hereof, will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.

         3.4               NO VIOLATION

         The execution, delivery and performance by Borrower of each of the Loan Documents do not violate or contravene any provision of the articles of incorporation or by-laws of Borrower or of the formation or organizational documents of any Subsidiary, and do not violate any Governmental Rule or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound, which violation, breach or default could reasonably be expected to have a Material Adverse Effect.

         3.5               NO CLAIMS

         There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect.

         3.6               CORRECTNESS OF FINANCIAL STATEMENTS

         Borrower's financial statements dated as of and for the period ended September 30, 2004, heretofore delivered by Borrower to Bank, (a) present fairly the consolidated financial condition of Borrower and each Subsidiary, (b) disclose, by footnotes or otherwise, all liabilities of Borrower and each Subsidiary that are required to be reflected or reserved against in such financial statements under GAAP, whether liquidated or unliquidated, fixed or contingent; and (c) have been prepared in accordance with GAAP (except for the absence of footnote disclosure and subject to year-end audit adjustments). Except as disclosed to Bank pursuant to Section 5.3, since the date of such financial statements there have been no change or changes which have or which could reasonably be expected to have a Material Adverse Effect.

         3.7               INCOME TAX RETURNS

         Borrower does not have any knowledge of any pending assessments or adjustments of any income tax payable by it or by any Subsidiary with respect to any year the payment of which could reasonably be expected to have a Material Adverse Effect.

         3.8               NO SUBORDINATION

         There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any of Borrower's Obligations to any other obligation of Borrower or such Subsidiary except, with respect to any Subsidiary (other than Columbia USA) which could not reasonably be expected to have a Material Adverse Effect.

         3.9               ERISA

         Borrower and each Subsidiary are in compliance in all material respects with the applicable provisions of ERISA. Neither Borrower nor any Subsidiary has violated any provision of any Plan maintained or contributed to by Borrower or any Subsidiary in a manner that could reasonably be expected to have a Material Adverse Effect. No Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have met minimum funding requirements under ERISA with respect to each Plan and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP, any non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

         3.10              OTHER OBLIGATIONS

         Neither Borrower nor any Subsidiary is in default on any material Contractual Obligations or any material Indebtedness that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         3.11              ENVIRONMENTAL MATTERS

         Borrower and each Subsidiary is in compliance in all material respects with all Environmental Laws applicable to it, other than such non-compliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received notice that it is the subject of any federal or state investigation evaluating whether any Remedial Action is needed except for such notices received which in the aggregate do not refer to Remedial Actions that could reasonably be expected to have a Material Adverse Effect. There have been no Releases by Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

         3.12              LIENS

         There are no Liens of any nature whatsoever on any of Borrower's or any Subsidiary's properties other than Permitted Liens.

         3.13              NO BURDENSOME RESTRICTIONS; NO DEFAULTS

         (a) Neither Borrower nor any Subsidiary is a party to any Contractual Obligation the compliance with which could reasonably be expected to have a Material Adverse Effect or the performance of which, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than Liens permitted by Section 6.1) on the property or assets of Borrower or any Subsidiary.

         (b) No Default has occurred and is continuing.

         (c) There is no Governmental Rule applicable to Borrower or any Subsidiary or any of their businesses, the compliance with which could reasonably be expected to have a Material Adverse Effect.


         3.14              INVESTMENT COMPANY ACT

         Neither Borrower nor any Subsidiary is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         3.15              INSURANCE

         All current policies of insurance of any kind or nature owned by or issued to Borrower or any Subsidiary, including, without limitation, policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of respective size and character. Borrower has no reason to believe that it will be unable to comply with Section 5.4.

         3.16              LABOR MATTERS

         (a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to Borrower's knowledge, threatened against or involving Borrower or any Subsidiary, other than those which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         (b) As of the Closing Date, Borrower is not a party to, and has no obligations under, any collective bargaining agreement.

         (c) There is no organizing activity involving Borrower or any Subsidiary pending or, to Borrower's knowledge, threatened, by any labor union or group of employees, other than those which in the aggregate could not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending against Borrower or any Subsidiary or, to Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of their employees has made a pending demand on them for recognition, other than those which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         (d) There are no unfair labor practice charges, arbitrations, grievances or complaints pending or in process or, to Borrower's knowledge, threatened, by or on behalf of any employee or group of employees of Borrower or any Subsidiary, other than those which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         (e) There are no complaints or charges against Borrower or any Subsidiary pending or, to Borrower's knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment by Borrower or any Subsidiary of any individual, other than those which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         (f) Borrower and each Domestic Subsidiary are in material compliance with all laws, and all orders of all Governmental Authorities and arbitrators, relating to the employment of labor including all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, and the payment of withholding and/or social security and similar taxes, other than those that the non-compliance with which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         3.17              FORCE MAJEURE

         Neither the businesses nor the properties of Borrower or any Subsidiary are currently suffering from the effects of any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         3.18              INTELLECTUAL PROPERTY

         Borrower and each Subsidiary own or license or otherwise have the right to use all material licenses, Permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operation of their businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including, without limitation, all trade names. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon or conflicts with any rights owned by any other Person, which infringement or conflict is not reasonably expected to have a Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or, to Borrower's knowledge, threatened, the existence of which could reasonably be expected to have a Material Adverse Effect.

         3.19              CERTAIN INDEBTEDNESS

         The Disclosure Schedule identifies as of the Closing Date all Indebtedness of Borrower and all material Indebtedness of each Subsidiary which is either (a) for borrowed money or (b) incurred outside of the ordinary course of the business.


         3.20              SENIORITY

         Borrower's obligations hereunder rank at least pari passu to all of its other Indebtedness, except Indebtedness secured by Permitted Liens.

         3.21              TRUTH, ACCURACY OF INFORMATION

         All financial and other information furnished to Bank in connection with this Agreement is accurate in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the information furnished in light of the circumstances under which furnished, not misleading; provided, however, that with respect to any such information which is a forecast or projection, Borrower represents only that it acted in good faith and utilized reasonable assumptions based on due and careful consideration and on the information known to it at the time of the preparation of such forecast or projection.

         3.22              USE OF PROCEEDS

         The proceeds of the Loans are being used by Borrower only (a) to finance acquisitions permitted by the terms of this Agreement, (b) for working capital, and (c) for general corporate purposes.

ARTICLE IV.       CONDITIONS

         4.1               CONDITIONS OF INITIAL EXTENSION OF CREDIT

         The obligation of Bank to make the initial Loans contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

         (a) All legal matters incidental to the extension of credit hereunder shall be reasonably satisfactory to counsel for Bank.

         (b) Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

                  (i)      this Agreement and the Note;

                  (ii)     Corporate Resolution: Borrowing from Borrower;

                  (iii) status certificate for Borrower from its state of incorporation and a copy of Borrower's articles of incorporation and all amendments thereto, certified by Borrower's secretary to be correct and complete;

                  (iv) a copy of Borrower's bylaws and all amendments thereto, certified by its secretary as correct and complete;

                  (v)      certificate of incumbency from Borrower;

                  (vi)     Notice of Authorized Representatives;

                  (vii)    such other documents as Bank may reasonably require.

         (c) Borrower shall have paid all fees and costs and expenses then due pursuant to the terms of this Agreement and invoiced by Bank to Borrower.

         4.2               CONDITIONS OF EACH EXTENSION OF CREDIT

         The obligation of Bank to make any Loan (including any Loan being made by Bank on the Closing Date), other than a continuation or conversion of a Loan as provided in Section 2.3(a), shall be subject to the further conditions precedent that:

         (a) The following statements shall be true on the date of such Loan, both before and after giving effect thereto and to the application of the proceeds therefrom (and the acceptance by Borrower of the proceeds of such Loan shall constitute a representation and warranty by Borrower that on the date of such Loan or such issuance such statements are true):

                  (i) the representations and warranties of Borrower contained in the Loan Documents are correct in all material respects on and as of such date or as though made on and as of such date, or as to those representations and warranties limited by their terms to a specified date, were correct in all material respects on and as of such date; and

                  (ii) no Default is continuing or would result from the Loans being made on such date;

         (b) The making of the Loans on such date does not violate any Governmental Rule and is not enjoined, temporarily, preliminarily or permanently;

         (c) Bank shall have received such additional documents, information and materials as Bank may reasonably request; and

         (d) No event or circumstance exists which could reasonably be expected to have a Material Adverse Effect.

         4.3 COLUMBIA USA. Borrower shall cause Columbia USA to execute a guaranty in form and substance reasonably satisfactory to Bank guaranteeing all Indebtedness of Borrower to Bank no later than sixty (60) days after the Closing Date.

ARTICLE V.                 AFFIRMATIVE COVENANTS

         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant to the terms hereof, or any liabilities (whether direct or contingent, liquidated or unliquidated but excluding unmatured indemnity obligations) of Borrower under any of the Loan Documents remain outstanding, and until payment in full in cash of all Obligations, unless Bank otherwise consents in writing:

         5.1               PUNCTUAL PAYMENTS

         Borrower shall punctually pay all principal, interest, fees and other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.


         5.2               ACCOUNTING RECORDS

         Borrower shall, and shall cause each Subsidiary to, keep accurate books and records of their financial affairs, sufficient to permit the preparation of financial statements therefrom in accordance with GAAP.

         5.3               FINANCIAL STATEMENTS

         Borrower shall provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

         (a) Not later than 90 days after and as of the end of each fiscal year of Borrower, the following audited financial statements of Borrower (on a consolidated basis), prepared in accordance with GAAP and certified by an independent certified public accountant reasonably acceptable to Bank and such accountant's opinion with respect thereto (which shall not be qualified in any material respect): balance sheet and statements of earnings, shareholders' equity and cash flows (Borrower being permitted to satisfy the requirements of this sub-clause (a) by delivery in the manner provided in Section 8.2 of its annual report on form 10-K (or any successor form), as filed with the Securities and Exchange Commission);

         (b) Not later than 60 days after and as of the end of each of the first three fiscal quarters of Borrower, the following financial statements of Borrower (on a consolidated basis), prepared in accordance with GAAP (except for the absence of footnote disclosures and subject to year-end audit adjustments), including a comparison of Borrower's financial condition for said fiscal quarter and year to date with respect to the same fiscal quarter and period of the immediately preceding fiscal year, together with a certificate by a senior financial officer of Borrower certifying that such financial statements fairly present in all material respects Borrower's financial condition as of the end of such fiscal quarter: balance sheet and statements of earnings, shareholders' equity and cash flows (Borrower being permitted to satisfy the requirements of this sub-clause (b) by delivery in the manner provided in Section 8.2 of its quarterly report on form 10-Q (or any successor form), as filed with the Securities and Exchange Commission);

         (c) Contemporaneously with the delivery of the financial statements required hereby, a certificate of a senior financial officer of Borrower reasonably acceptable to Bank (i) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, specifying the nature and extent thereof in reasonable detail together with a statement of any action taken or proposed to be taken by Borrower with respect thereto and (ii) setting forth the calculations required to establish compliance by Borrower with the covenants set forth in Section 5.17, as well as the Capital Ratio described in Schedule I; and

         (d) From time to time such other information as Bank may reasonably request, which may include, without limitation, budgets, forecasts, projections and other information respecting the businesses of Borrower or any Subsidiary.

         5.4               INSURANCE

         Borrower shall, and shall cause each Subsidiary to, maintain and keep in force such insurance (including self-insurance) covering such risks customarily insured against by corporations similarly situated, with reputable companies or with the United States government or any agency or instrumentality thereof, in such amounts and by such methods as shall be reasonably adequate.

         5.5               COMPLIANCE

         Borrower shall, and shall cause each Subsidiary to, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of their businesses, and comply in all material respects with all Governmental Rules, Contractual Obligations, commitments, instruments, licenses, Permits and franchises, other than such failure to preserve or maintain or non-compliance, the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         5.6               FACILITIES

         Borrower shall, and shall cause each Subsidiary to, keep all material properties useful or necessary to their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be efficiently preserved and maintained, provided, however, that nothing in this covenant shall preclude Borrower from disposing of such properties in the ordinary course of its business.

         5.7               TAXES AND OTHER LIABILITIES

         Borrower shall, and shall cause each Subsidiary to, pay and discharge before delinquency any and all indebtedness, obligations, assessments and taxes, both real or personal, including, without limitation, federal and state income taxes and state and local property taxes and assessments, except such as they may in good faith contest or as to which a bona fide dispute may exist and for which they have made provision for adequate reserves in accordance with GAAP.

         5.8               LITIGATION

         Borrower shall, and shall cause each Subsidiary to, promptly give notice in writing to Bank of any litigation, arbitration or other legal proceeding pending or threatened against Borrower or any Subsidiary with any claim in excess of $10,000,000.

         5.9 NOTICE TO BANK. Borrower shall, and shall cause each Subsidiary to,

         (a) promptly (but in no event more than 5 Business Days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (i) the occurrence of any Default which has not been cured before the giving of such notice, (ii) any termination or cancellation of any material insurance policy which Borrower or any Subsidiary is required to maintain unless such policy is replaced without any break in coverage with an equivalent or better policy, (iii) any uninsured or partially uninsured loss or losses through liability or property damage, or through fire, theft or any other cause affecting the property of Borrower or any Subsidiary in excess of an aggregate of $10,000,000 during any twelve-month period; (iv) any change in the name or the organizational structure of Borrower; or (v) any change in the name or the organizational structure of any Subsidiary that would have a Material Adverse Effect; and

         (b) as soon as possible and in any event within 30 days after Borrower knows or has reason to know that any Reportable Event that triggers an obligation to file a notice with the Pension Benefit Guaranty Corporation with respect to any Plan has occurred that alone or together with any other Reportable Event is reasonably likely to result in an increase in the present value of future liabilities under all Plans of Borrower or any Subsidiary of more than $10,000,000, deliver to Bank a statement of the-president or chief financial officer of Borrower setting forth details as to such reportable event and the action that Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event to the Pension Benefit Guaranty Corporation.

         5.10              CONDUCT OF BUSINESS

         Except as otherwise permitted by this Agreement or where the failure could not reasonably be expected to have a Material Adverse Effect, Borrower shall, and shall cause each Subsidiary to, (a) conduct their businesses in the ordinary course; and (b) use reasonable efforts, consistent with past practices, to (i) preserve the business and the goodwill and business of the customers, advertisers, suppliers and others with whom they have business relations, (ii) keep available the services and goodwill of their present employees, and (iii) preserve all material rights, Permits, licenses, approvals, privileges, registered patents, trademarks, trade names, copyrights and service marks and other intellectual property with respect to their businesses.

         5.11              PRESERVATION OF CORPORATE EXISTENCE, ETC.

         Borrower shall, and shall cause each Subsidiary to, preserve and maintain their corporate existence, rights (charter and statutory) and material franchises, unless the failure to so preserve and maintain could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Borrower shall at all times maintain its corporate existence.

         5.12              ACCESS

         At any reasonable time and from time to time upon at least 2 Business Days' prior notice from Bank (unless a Default shall have occurred and be continuing, in which case no prior notice is necessary), Borrower shall, and shall cause each Subsidiary to, permit Bank, or any agents or representatives thereof, to (i) examine and make copies of and abstracts from the records and books of account of Borrower or any Subsidiary, (ii) visit the properties of Borrower or any Subsidiary, and (iii) discuss the affairs, finances and accounts of Borrower or any Subsidiary with any of its officers or directors who may then be reasonably available and with Borrower's independent certified public accountants in the presence of an officer or director of Borrower. Borrower shall authorize its independent certified public accountants to disclose to Bank any and all financial statements and other written information of any kind, including, without limitation, copies of any management letters, with respect to the business, financial condition or results of operations of Borrower or any Subsidiary.

         5.13              PERFORMANCE AND COMPLIANCE WITH OTHER COVENANTS

         Borrower shall, and shall cause each Subsidiary to, perform and observe all the terms, covenants and conditions required to be performed and observed by them under their

Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do all things necessary to preserve and to keep unimpaired their rights under such Contractual Obligations, other than such as are being contested in good faith and as to which adequate reserves have been established or such failures the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         5.14              APPLICATION OF PROCEEDS

         Borrower shall use the entire amount of the proceeds of each Loan as provided in Section 3.22.

         5.15              FISCAL YEAR; ACCOUNTING CHANGES

         Borrower shall notify Bank at least 60 days in advance of any action Borrower or any Subsidiary intends to take to change (i) their fiscal year, or
(ii) their method of accounting or any accounting practice used by any of them, in either case which is inconsistent with GAAP.

         5.16 ENVIRONMENTAL. Borrower shall, and shall cause each Subsidiary to,

         (a) promptly give notice to Bank upon obtaining knowledge of (i) any claim, injury, proceeding, investigation or other action, including a request for information or a notice of potential environmental liability, by or from any Governmental Authority or any third-party claimant that could reasonably be expected to result in Borrower or any Subsidiary incurring any material Environmental Liabilities and costs or (ii) the discovery of any Release at, on, under or from any real property, facility or equipment owned or leased by Borrower or any Subsidiary in excess of reportable or allowable standards or levels under any applicable Environmental Law, or in any manner or amount that could reasonably be expected to result in Borrower or any Subsidiary incurring Environmental Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect; and

         (b) upon discovery of the presence on any property owned or leased by Borrower or any Subsidiary of any Contaminant that reasonably could be expected to result in material Environmental Liabilities and Costs, take all Remedial Action required by applicable Environmental Law.

         5.17              FINANCIAL COVENANTS

         (a) Borrower shall maintain (on a consolidated basis) Indebtedness divided by Tangible Net Worth not greater than 1.25 to 1.0 as of the end of each first fiscal quarter and as of the end of each fiscal year, and not greater than
1.75 to 1.0 as of the end of each second and third fiscal quarter.

         (b) As of the end of each fiscal quarter of Borrower, Borrower shall maintain the Advance Basis in an amount equal to or greater than the aggregate outstanding principal balance of the Loans as of each such date.

         (c) Borrower shall maintain (on a consolidated basis) an EBITDA Coverage Ratio not less than 4.0 to 1.0 measured on a trailing four quarter basis as of the end of each fiscal quarter, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA

Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the current maturities of long-term debt and subordinated debt in the four quarter period ending on such date.

         5.18              FURTHER ASSURANCES

         At the request of Bank at any time and from time to time, Borrower shall, and shall cause each Subsidiary to, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts, as may be reasonably necessary or proper to effectuate the provisions or purposes of this Agreement or any of the other Loan Documents, at Borrower's expense. Bank may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Bank, Bank may, at its option, cease to make any further Loans until Bank has received such certificate and, in addition, Bank has determined that such conditions are satisfied.

ARTICLE VI.       NEGATIVE COVENANTS

         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant to the terms hereof or any liabilities (whether direct or contingent, liquidated or unliquidated other than unmatured indemnity obligations) of Borrower under any of the Loan Documents remain outstanding, and until payment in full in cash of all Obligations, without the prior written consent of Bank:

         6.1               LIENS

         Borrower will not, nor permit any Domestic Subsidiary to, create or suffer to exist any Lien upon or with respect to any of their properties, whether now owned or hereafter acquired, or assign any right to receive income, except for the following:

         (a) Permitted Liens;

         (b) zoning restrictions, easements, rights of way, survey exceptions, encroachments, covenants, licenses, reservations, leasehold interests, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of any property or assets of Borrower or any Subsidiary or impair, in any material manner, the use of such property for the purposes for which such property is held by Borrower or any Subsidiary;

         (c) Liens to secure Capitalized Lease Obligations, purchase money security interests, and any related payment and performance obligations; provided, however, that: (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of acquisition, construction, capitalized interest and the reasonable fees and expenses relating to such Indebtedness) of the property subject thereto, (ii) any such Lien attaches to such property concurrently with or within 90 days after the acquisition or completion of construction thereof, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (iv) such Lien attaches solely to the property (including proceeds thereof) so acquired or constructed in such transaction;

         (d) the interests of lessors or lessees of property leased pursuant to operating leases;

         (e) Liens securing (i) the nondelinquent performance of bids, trade contracts (other than for borrowed money) and statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other nondelinquent obligations of a like nature, in each case incurred in the ordinary course of business, provided that all such Liens in the aggregate could not (even if enforced) reasonably be expected to have a Material Adverse Effect;

         (f) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth in regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended to provide collateral to any depository institution;

         (g) any Lien existing on any specific item of real or personal property or asset prior to the acquisition thereof, or of any Person owning such real or personal property by Borrower or any Subsidiary securing Indebtedness not to exceed $25,000,000 in the aggregate; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of Borrower or any Subsidiary;

         (h) Liens created by or relating to any legal proceeding which at the time is being tested in good faith by appropriate proceedings, provided, that in the case of a Lien consisting of an attachment or judgment Lien, the judgment it secures shall, within 60 days thereof, have been discharged or execution thereof stayed pending appeal or discharged within 60 days after the expiration of any such stay and provided further that all such Liens outstanding do not exceed at any time $10,000,000 in the aggregate; or

         (i) Liens securing Indebtedness, the proceeds of which are used to refinance the Indebtedness secured by any Lien permitted hereunder, provided that such Lien does not apply to any additional property or assets of Borrower or any Subsidiary (other than the proceeds of the property or assets subject to such Lien).

         6.2 RESTRICTED PAYMENTS, REDEMPTIONS. During the continuation of any Event of Default or if the proposed transaction would result in the occurrence of an Event of Default, Borrower shall not, and shall not permit any Subsidiary to,

         (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of their Stock or Stock Equivalents (other than payments and distributions to Borrower); or

         (b) purchase, redeem or otherwise acquire for value any of Borrower's or any Subsidiary's Stock or Stock Equivalents.

         6.3 MERGERS, SALE OF ASSETS, ETC. Borrower shall not, and shall not permit any Subsidiary to,

         (a) merge or consolidate with any Person, acquire, either directly or through any affiliate, all or a substantial portion of the Stock, Stock Equivalents or assets of another Person, such that as a result of such merger, consolidation or acquisition, Borrower or such Subsidiary is not the surviving entity; provided that Borrower may, without the prior written consent of Bank, (i) cause any of its Subsidiaries to be merged with or liquidated into Borrower, (ii) cause any Domestic Subsidiary to merge with or be liquidated into any other Domestic Subsidiary , (iii) cause any Foreign Subsidiary to merge with or be liquidated into any other Foreign Subsidiary or any Domestic Subsidiary, or (iv) form one or more Subsidiaries; or

         (b) sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (including, without limitation, the Stock of a Subsidiary) or any interest therein to any Person other than as permitted by
Section 6.3(a).

         6.4               INVESTMENTS IN OTHER PERSONS

         Except as otherwise permitted by Section 6.2 or 6.3, Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make or maintain any loan or advance to any other Person or own, purchase or otherwise acquire any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or otherwise invest in, any other Person (any such transaction being an "Investment"), except:

         (a) Investments in accounts, contract rights and chattel paper, notes receivable and similar items arising or acquired in the ordinary course of business consistent with past practices of Borrower or any Subsidiary;

         (b) incidental advances to employees of Borrower or any Subsidiary in the ordinary course of business;

         (c) Investments in existence on the Closing Date;

         (d) loans and capital contributions to Borrower's Subsidiaries in the ordinary course of business consistent with Borrower's past practice; or

         (e) Investments made for cash management purposes and other investments in accordance with the investment policies of Borrower and its Subsidiaries in effect as of the Closing Date.

         6.5               CHANGE IN NATURE OF BUSINESS

         Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly engage in any business activity other than their current business activities and business activities reasonably related thereto.

         6.6               GUARANTIES

         Borrower shall not, and shall not permit any Subsidiary to, guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, or pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other Person except:

         (a) Any of the foregoing required by this Agreement;

         (b) Guaranties by Borrower of the Indebtedness of a Subsidiary incurred in the ordinary course of business;

         (c) Guaranties in connection with Investments permitted by Section 6.4;

         (d) Guaranties existing on the Closing Date that are described in the Disclosure Schedule; and

         (e) Guaranties by Subsidiaries of Indebtedness of the Borrower or any other Subsidiary.

         6.7               PLANS

         (a) Except as provided in subsection (b) below, Borrower shall not, nor permit any Domestic Subsidiary to, (i) adopt or become obligated to contribute to any Plan or any multiemployer plan or any other plan subject to Section 412 of the Internal Revenue Code (except for any such Plan listed on the Disclosure Schedule on the Closing Date), (ii) establish or become obligated with respect to any new welfare benefit plan, or modify any existing welfare benefit plan, which is reasonably likely to result in an increase of the present value of future liabilities for post-retirement life insurance and medical benefits, or
(iii) establish or become obligated with respect to any new welfare benefit plan, or modify any existing unfunded pension plan, which is reasonably likely to result in a material increase in the present value of future unfunded liabilities under all such plans.

         (b) The provisions of (a) shall not apply to the following if the actions, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

                  (i) Acquisition, by merger or otherwise, of a business or the assets and employees of a business that maintains one or more plans described in
(a)(i) or welfare benefit plans or adoption, assumption or continuance of such plans or contributions to such plans;

                  (ii) Change of funding of, or addition or enhancement of benefits or features to, a welfare benefit plan, other than funding, benefits or features related to post-retirement life insurance or medical benefits, whether or not the change, addition or enhancement results in the designation of a new plan for purposes of ERISA or COBRA;

                  (iii) The addition of directors, employees or classes of employees as participants of an unfunded pension plan; or

                  (iv) The modification of an unfunded pension plan or creation of a new unfunded pension plan primarily for the purpose of compliance with changes to or clarification of law applicable to unfunded pension plans.

         6.8               ACCOUNTING CHANGES

         Borrower shall not make any change in accounting practices, except such changes as are in conformity with GAAP and disclosed to Bank pursuant to Section 5.15.

         6.9               CANCELLATION OF INDEBTEDNESS OWED TO BORROWER

         Borrower shall not, and shall not permit any Subsidiary to, cancel any material claim of or Indebtedness owed to Borrower other than for legitimate business purposes in the reasonable judgment of Borrower and in the ordinary course of business.

         6.10              NO SPECULATIVE TRANSACTIONS

         Borrower shall not, and shall not permit any Subsidiary to, engage in any commodity contract or Interest Rate Contract other than foreign exchange contracts and Interest Rate Contracts in the ordinary course of business and in no event for speculative purposes.

         6.11              MARGIN REGULATIONS

         Borrower shall not, and shall not permit any Subsidiary to, use the proceeds of any Loans to purchase or carry any margin stock in violation of Regulation U of the Board of-Governors of the Federal Reserve System.

         6.12              ENVIRONMENTAL

         Borrower shall not, and shall not permit any Subsidiary to, permit any lessee or any other Person to, dispose of any Contaminant by placing it in or on the ground or waters of any property owned or leased by Borrower or any of its Subsidiaries, except in material compliance with Environmental Law or the terms of any Permit or other than those which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         6.13              TRANSACTIONS WITH AFFILIATES

         Except as otherwise permitted by Sections 6.2, 6.3, 6.4 or 6.6, Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction directly or indirectly with or for any affiliate except in the ordinary course of business on a basis no less favorable to such affiliate than would be obtained in a comparable arm's length transaction with a Person not an affiliate involving assets that are not material to the business and operations of Borrower or any Subsidiary.

         6.14              INDEBTEDNESS OF SUBSIDIARIES

         Borrower shall not permit or cause any Subsidiary to, create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans, advances or letters of credit, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (i) any Indebtedness of Subsidiaries to Bank, (ii) Indebtedness of Subsidiaries existing on and disclosed to Bank prior to, the Closing Date, and (iii) any Indebtedness of Subsidiaries incurred in the ordinary course of business.

         6.15.             OTHER RESTRICTIONS.

         Borrower shall not permit or cause any Subsidiary to agree to, incur, assume or suffer to exist any restriction, limitation or other encumbrance (by covenant or otherwise) on the ability of such Subsidiary to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise), except: (i) restrictions and limitations existing as of the Closing Date and disclosed in the Disclosure Schedule (ii) restrictions and limitations applicable to a Subsidiary existing at the time such Subsidiary becomes a Subsidiary of the Borrower and not incurred in contemplation thereof, as long as no such restriction or limitation is made more restrictive after the date such Subsidiary becomes a Subsidiary of the Borrower or

(iii) other restrictions and limitations that in the aggregate would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.      EVENTS OF DEFAULT

         7.1               EVENTS OF DEFAULT

         The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrower shall fail to pay (i) any principal of any Loan when due,
(ii) any other Obligation (including payment of interest on any Loan) within 5 days after any such amount becomes due in accordance with the terms of the Loan Documents, or (iii) any Indebtedness of Borrower to Bank not evidenced by the Loan Documents when due or within any applicable cure period provided for in the documents evidencing such Indebtedness;

         (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower under any of the Loan Documents shall prove to be false or misleading in any material respect when furnished or made;

         (c) Borrower shall fail to provide any certificate, report or other information which it is required to provide pursuant to Section 5.3 on the date specified in Section 5.3; provided that unless Borrower has previously failed to provide any required certificate, report or other information by the required date on two prior occasions within the preceding 12 months, such failure shall be considered an Event of Default only if Borrower fails to provide such certificate, report or other information within 5 Business Days of the earlier of (i) the date an executive officer of Borrower has knowledge of its failure to so provide such certificate, report or other information or (ii) the date Bank notifies Borrower of such failure;

         (d) Any default by Borrower in the performance of or compliance with any obligation, agreement or other provision contained in Sections 5.4, 5.11, 5.12, 5.14, 5.15, 5.17, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11,
6.12, 6.13, 6.14 or 6.15;

         (e) Any default by Borrower in the performance of or compliance with any Obligation (other than those referred to in subsections (a) through (d) above) for 30 days after written notice thereof has been given to Borrower by Bank;

         (f) Any default by Borrower or any Subsidiary in the payment or performance of any obligation, or the occurrence and continuation of any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) evidencing Indebtedness (other than trade payables incurred in the ordinary course of business) in excess of $10,000,000 to any Person where (i) the event of default consists of the outstanding principal balance not being paid at its scheduled maturity date, or (ii) the effect of such default or event of default is to permit or cause the acceleration of such obligation or Indebtedness;

         (g) Any judgment, order or writ in excess of $10,000,000 is rendered or entered against Borrower and/or one or more Subsidiaries of Borrower, except any judgment for which Borrower and/or any Subsidiary is fully insured or indemnified against (by an indemnitor that, in Bank's reasonable judgment, is financially able to satisfy its indemnification obligation) and with respect to which the insurer or indemnitor (as the case may be) has admitted in writing its liability for the full amount thereof or except if the enforcement of such judgment, order or writ has been stayed or the liability thereon bonded within 30 days after the entry of the judgment, order or writ in a manner and on terms reasonably satisfactory to Bank; or the service of a notice of levy and/or a writ of attachment or execution, or other like process, against any of the assets of Borrower and/or one or more Subsidiaries with respect to obligations in excess of $10,000,000;

         (h) Borrower or any Subsidiary holding assets (excluding inter-company assets) in excess of one percent (1%) of the consolidated assets of Borrower ("Material Subsidiary") shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally be unable to or fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Material Subsidiary shall file a voluntary petition in bankruptcy, or seek to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or other federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or other federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Material Subsidiary and is not dismissed, stayed or vacated within 60 days thereafter; Borrower or any Material Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Material Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors as used herein;

         (i) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents;

         (j) The dissolution or liquidation of Borrower, or Borrower or its directors or stockholders shall take action seeking to effect the dissolution or liquidation of Borrower; or

         (k) The dissolution or liquidation of any Material Subsidiary except if such liquidation or dissolution is effected in connection with a transaction otherwise permitted under the terms of this Agreement.

         7.2               REMEDIES

         Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 7.1(h) hereof) and at any time thereafter during the continuance of such Event of Default, Bank may, by written notice to Borrower, (a) terminate Bank's obligation to extend any further credit under any of the Loan Documents, and/or (b) declare all Obligations of Borrower under the Loan Documents to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence or existence of any Event of Default described in Section 7.1(h) hereof, immediately and without notice, (i) the obligations, if any, of Bank to extend any further credit under any of the Loan Documents shall automatically cease and terminate, and (ii) all Obligations of Borrower under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Bank may exercise any other right, power or remedy granted to it under any Loan Document or permitted to it by law, either by suit in equity or by action at law, or both.

ARTICLE VIII.     MISCELLANEOUS

         8.1               NO WAIVER

         No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or' default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         8.2               NOTICES

         All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER:                Columbia Sportswear Company
                                  14375 NW Science Park Drive
                                  Portland, OR 97229
                                  Attn: Bryan L. Timm
                                  Telecopy No.: (503) 985-4000

         BANK: Wells Fargo Bank, National Association Portland Regional Commercial Banking Office 1300 S.W. Fifth Avenue, T-13
                                  Portland, OR 97201
                                  MAC: P6101-133
                                  Attn: James L. Franzen
                                  Telecopy No.: (503) 886-2288

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery by a nationally recognized courier service, (b) if sent by mail, upon delivery of registered or certified mail, return receipt requested and postage prepaid; and (c) if sent by telecopy, upon receipt, with transmission confirmed, and the sender will endeavor to send a hard copy of such telecopied notice to the recipient by mail.

         8.3               COSTS, EXPENSES AND ATTORNEYS' FEES

         Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (whether incurred at the trial or appellate level, in an arbitration proceeding, in bankruptcy, including, without limitation, any adversary proceeding, contested matter or motion), incurred by Bank in connection with (a) the negotiation and preparation of the Loan Documents (provided that the amount of attorneys fees and related disbursements incurred in connection with the negotiation and preparation of the Loan Documents shall not exceed $10,000), (b) the enforcement, preservation or protection (or attempted enforcement, preservation or protection) of Bank's rights, including, without limitation, the collection of any amounts which become due to Bank, under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

         8.4               INDEMNIFICATION

         To the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and hold harmless Bank and its officers, directors, shareholders, employees, agents, attorneys and affiliates, together with their respective heirs, beneficiaries, executors, administrators, trustees, predecessors, successors and assigns (collectively, "Indemnitees") from and against any liability, loss, damage or expense of any kind or nature (including in respect of reasonable attorneys' fees (whether incurred at the trial or appellate level, in an arbitration proceeding, in bankruptcy (including, without limitation, any adversary proceeding, contested matter or motion) or otherwise) and other expenses) arising from any suit, claim or demand on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of relating to any Loan Document, except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Bank believes is covered by this indemnity, Bank shall give Borrower notice of the matter and an opportunity to defend it, at Borrower's sole cost and expense, with legal counsel reasonably satisfactory to Bank. Bank may also require Borrower to defend the matter. Any failure or delay of Bank to notify Borrower of any suit, claim or demand shall not relieve Borrower of its obligations of this Section 8.4, but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure or delay in providing such notice. The obligations of Borrower under this Section 8.4 shall survive the payment in full and performance of the other Obligations.

         8.5               SUCCESSORS, ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, that Borrower may not assign or transfer its interest hereunder. Bank reserves the right, subject (unless an Event of Default has occurred and is continuing) to the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed), to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.

         8.6               ENTIRE AGREEMENT; AMENDMENT

         This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the extension of credit by Bank contemplated by this Agreement and supersede any prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

         8.7               NO THIRD PARTY BENEFICIARIES

         This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim

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
in connection with this Agreement or any other of the Loan Documents to which it is not a party.

         8.8               TIME

         Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         8.9               SEVERABILITY OF PROVISIONS

         If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         8.10              COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         8.11              GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the internal laws of the state of Oregon, without regard to choice of law rules.

         8.12              ARBITRATION

         (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

         (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Portland, Oregon selected by the American Arbitration Association ("AAA"); (ii) be governed as to procedure by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.



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
         (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

         (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

         (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

         (g) Payment Of Arbitration Costs And Expenses. The arbitrator shall award all costs and expenses of the arbitration proceeding.

         (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and

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
the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         8.13              WAIVER OF JURY TRIAL

         EACH OF BORROWER, AND BANK, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS OR EVENTS REFERENCED HERE OR THEREIN OR CONTEMPLATED HEREBY OR THEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND/OR ANY OTHER OF THE LOAN DOCUMENTS. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT.

         8.14              OREGON STATUTORY NOTICE

        UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                           COLUMBIA SPORTSWEAR COMPANY

                           By:/s/ BRYAN L. TIMM
                              --------------------------------------------------

                           Title: Vice President and Chief Financial Officer


                           WELLS FARGO BANK, NATIONAL ASSOCIATION

                           By: /s/ JAMES L. FRANZEN
                               -------------------------------------------------
                           Title: Vice President
                                  ----------------------------------------------




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